3D Systems Corporation
Non-Employee Director
Deferred Compensation Plan

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)
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8.12 Voiding of Plan Provisions	15
Article 9. Change in Control	15
Article 10. Amendment and Termination	15

Article 1.Purpose, Status, and Effective Date
1.1Purpose of Plan
The purpose of the 3D Systems Corporation Non-Employee Director Deferred Compensation Plan is to permit Directors (as defined below) of 3D Systems Corporation (and its selected subsidiaries and/or affiliates) to defer the receipt of Compensation which would otherwise become payable to them. It is intended that this Plan will assist in retaining and attracting highly qualified individuals to serve on the Company’s Board of Directors by establishing a program whereby the Directors may elect to defer certain cash amounts to be paid and equity grants to be awarded to them as fees in connection with their services as Directors.
1.2Status of Plan
The Company has established the Plan as a nonqualified deferred compensation plan for non-employee directors within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be administered and interpreted in a manner that is consistent with such status. It is the intent that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code. For purposes of Section 409A of the Code, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code.
Article 2.Definitions
1.1Definitions
(a)“Account” means an unfunded bookkeeping account maintained by the Company to reflect a Participant’s deferred Compensation. The Plan Administrator may, in its discretion, create separate subaccounts for deferrals of Cash Compensation and Equity Compensation, including any gains and losses credited thereon.
(b)“Board” means the Board of Directors of the Company.
(c)“Cash Compensation” means the cash compensation paid for services as a Director from time to time, which, as of the Effective Date, includes, as applicable, (a) an annual Board retainer, (b) annual committee chairperson retainers, (c) annual committee member retainers, (d) a lead Director fee, and (e) any other cash compensation.
(d)“Change in Control” means:
(1)the Company is merged into or consolidated with another corporation or other entity and as a result of such merger or consolidation less than seventy percent (70%) of the combined voting power of the outstanding voting securities of the surviving or resulting corporation or other entity shall, after giving effect to such merger or consolidation, be “beneficially owned” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) in the aggregate, directly or indirectly, by the former stockholders of the Company (excluding from such computation any such securities beneficially owned, directly or indirectly, by “affiliates” of the Company as defined in Rule 12b-2 under the Exchange Act and such securities so beneficially owned, directly or indirectly, by a party to such merger or consolidation), provided however, that Company securities acquired directly from the Company shall be disregarded for this purpose,

(2)the Company shall sell all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary),
(3)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities, provided however, that Company securities acquired directly from the Company shall be disregarded for this purpose, or
(4)during any period of twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (2), or (3) of this Section 2.1(d) and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board.
In addition, if a Change in Control (as defined in clauses (1), (2), (3), or (4) above) constitutes a Payment Event with respect to any Compensation that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under this Plan on account of a Change in Control unless the event described in clauses (1), (2), (3), or (4) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(e)“Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time (including regulations thereto). Furthermore, the phrase “to the extent permitted under the Code” means to the extent the action described does not cause income taxation to the Participant or beneficiary of amounts payable under the Plan prior to the distribution of such amounts.
(f)“Company” means 3D Systems Corporation or any successor thereto that agrees to assume and continue this Plan.
(g)“Compensation” means a Participant’s compensation for services as a Director, which, as of the Effective Date, includes Cash Compensation and Equity Compensation.
(h)“Director” means a member of the Board who is not an officer or employee of the Company.
(i)“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer; or (iii) the U.S. Social Security Administration has determined that the Participant is totally disabled.
(j)“Effective Date” shall mean December 14, 2022.
(k)“Equity Compensation” means that portion of Compensation granted in the form of equity or equity-based awards (but not including stock option or stock appreciation award) under the Equity Plan or any other Company-sponsored equity plan, program, or arrangement.
(l)“Equity Plan” means the 2015 Incentive Plan of 3D Systems Corporation, or any successor plan thereto, each as may be amended or restated from time to time, or any new plan adopted by the Company for the purpose of providing incentive or equity-based compensation and in which non-employee directors are eligible to participate. All Equity Compensation deferred under this Plan will be made through a grant or grants under, and be subject to the terms of, the Equity Plan.
(m)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(o)“Fair Market Value” means, as of any given date, unless otherwise determined by the Plan Administrator in good faith, the closing price of the Company’s common stock on the principal stock exchange on which the Company’s shares are listed on such date.
(p)“Participant” means any Director who has elected to have all or a part of the Director’s Compensation deferred pursuant to the Plan.
(q)“Payment Event” shall have the meaning set forth in Section 6.1(a).
(r)“Plan” means this 3D Systems Corporation Non-Employee Director Deferred Compensation Plan, as amended from time to time.
(s)“Plan Administrator” means the Board or any other committee or person(s) appointed by the Board to administer the Plan.
(t)“Plan Year” means the twelve (12) month period beginning each January 1 and ending the following December 31.
(u)“Section 409A” means Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as may be amended from time to time.
Article 3.Eligibility and Participation
1.1Eligibility
Each Director shall be eligible to participate in this Plan.
1.2Participation
(a)Commencement of Participation. A Director may initially enroll in and become a Participant in the Plan by timely making the elections described in Article 4.
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(b)Duration of Participation. Each Participant shall continue to be an active Participant until the Participant ceases to meet the eligibility requirements under Section 3.1 and does not have a valid deferral election in effect under Article 4, and/or until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof. Thereafter, the Participant shall be an inactive Participant, retaining all the rights described under this Plan except the right to make any further deferrals under the Plan until again becoming an active Participant.
Article 4.Election to Defer Compensation
1.1Election of Deferral Amount
(a)General Rule. The Participant may elect, on a prospective basis, to defer all or a portion (as determined by the Plan Administrator) of the Participant’s Compensation by completing and submitting a timely deferral election form (in a form provided by the Plan Administrator). Except as otherwise provided in this Plan, the deferral election form must be completed and returned to the Plan Administrator no later than December 31st of the year prior to the year in which the Compensation is earned or awarded, as applicable, or such other time determined by the Plan Administrator. A new deferral election form must be completed for each Plan Year that the Participant wishes to defer Compensation. The deferrals made pursuant to this Article 4 shall be subject to such other terms and conditions determined by the Plan Administrator and set forth in a deferral election form and related documents.
(b)Newly Eligible Participants. If a Participant becomes eligible to participate in this Plan after the start of the Plan Year, the Participant may, subject to Plan Administrator approval, submit an initial deferral election at any time prior to the thirtieth (30th) day following the Participant’s date of initial eligibility. In the event that initial deferral elections are permitted under this Section 4.1(b) after the start of the Plan Year, such initial deferral election shall apply only to the portion of the Compensation earned by the Participant for services performed after the election date such that the deferral election may only apply to an amount equal to the total of the Compensation multiplied by the ratio of the number of days remaining in the vesting period after the election over the total number of days in the vesting period.
1.2Election of Payment Timing
At the time a Participant makes a deferral election under Section 4.1, the Participant shall also designate the payment and/or distribution date, as applicable, of the deferred Compensation in accordance with Article 6.
1.3Irrevocable Elections
Except as otherwise provided in this Article 4, all elections made by the Participant under this Article 4 shall be irrevocable.
Article 5.Participant’s Account
1.1Deferred Stock Units
Each deferral of Compensation elected by a Participant for any given Plan Year shall be credited to the Participant’s Account for that Plan Year as of the date the amount deferred would have been paid or granted, as applicable, to the Participant.

Deferred Cash Compensation will be converted to a number of deferred stock units (including fractional units) and credited to the Participant’s Account. In this case, the number of deferred stock units credited to a Participant’s Account will be calculated by dividing the value of the deferred Cash Compensation by the Fair Market Value of the Company common stock as of the deferral date.
Deferred Equity Compensation shall be credited to the Participant’s Account as deferred stock units with one (1) deferred stock unit credited to the Participant’s Account for each share of Company common stock subject to the Participant’s applicable Equity Compensation award.
All deferred stock units shall be eligible to receive dividends and dividend equivalents while deferred, pursuant to Section 5.2 below and pursuant to the terms and conditions set forth in this Plan and, as applicable, the Equity Plan, and the Participant’s award agreement.
1.2Earnings and Credits
(a)Plan Earnings
The value of the deferred stock units will fluctuate with the value of Company common stock throughout the deferral period, such that the Participant’s Account will be credited with earnings and debited for losses and fees as though it were actually invested in Company common stock. The value of each deferred stock unit shall be considered equal to the Fair Market Value of a share of the Company common stock from time to time. A Participant’s Account shall be adjusted for earnings, losses, and fees until the applicable Payment Event of such deferred stock unit, as described below.
With respect to deferred stock units attributable to deferred Cash Compensation, upon the occurrence of the applicable Payment Event the deferred stock units will be converted back into cash in an amount equal to the Fair Market Value of Company common stock on the day of the Payment Event.
(b)Dividends and Dividend Equivalents
Amounts credited to a Participant’s Account in the form of deferred stock units shall be credited with earnings in the form of additional deferred stock units as follows:
(1)Cash and Property (Other than Common Stock) Dividend Credits. Additional deferred stock units shall be credited to a Participant’s Account throughout the deferral period, in amounts equal in number to the number of shares (including fractional shares) of Company common stock with a Fair Market Value equal to (i) the amount of any cash dividends or distributions and (ii) the Fair Market Value of any distributions of property (other than the Company common stock but including any such securities convertible into Company common stock), in each case to which the Participant would have been entitled from time to time had the Participant been the owner on the record dates for the payment of such dividends or distributions of the number of shares of Company common stock equal to the number of vested deferred stock units in the Participant’s Account on such dates. Each such credit shall be effective as of the payment date for such dividend or distribution.
(2)Common Stock Dividend Credits. Additional deferred stock units shall be credited to a Participant’s Account throughout the deferral period, in amounts equal in number to the number of shares (including fractional shares) of Company common stock to which the Participant would have been entitled from time to time as common stock dividends had such Participant been the owner on the record dates for the payments of such stock dividends of a number of shares of Company common stock equal to the number of vested deferred stock units credited to the Participant’s Account. Each such credit shall be effective as of the payment date for such dividend.
(3)Distribution of Dividends and Dividend Equivalents. All dividends and dividend equivalents that are credited to the Participant’s Account as additional deferred stock units (pursuant to Sections 5.2(b)(1) and (2) above), will continue to track the value of Company common stock until the day of the applicable Payment Event.
1.3Charges Against Account
The Account will be charged any payments made to the Participant or the Participant’s beneficiary under Article 6.
1.4Contractual Obligation
It is intended that the Company is under a contractual obligation to make payments from the Participant’s Account when due. Payment of a Participant’s Account shall be made out of the Company’s general assets.
Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Company or the Participant shall be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or any other person.

1.5Unsecured Interest
To the extent the Participant acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
1.6Nontransferability
In no event shall the Company make any payment under this Plan to any assignee or creditor of the Participant or the Participant’s beneficiary. Prior to the time of a payment hereunder, the Participant or the Participant’s beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
1.7Company Records Conclusive
The records of the Company with respect to the Plan shall be maintained in accordance with procedures approved by the Plan Administrator. Each Participant shall receive a summary of the material terms of the Plan and shall be informed annually of deferrals that have been made into the Participant’s Account and the current balance of such Account. The records of the Company shall be conclusive and binding on all Participants, beneficiaries, and other interested persons.
1.8Vesting
A Participant shall be one hundred percent (100%) vested at all times in his or her deferred Cash Compensation (including any gains or losses thereon). A Participant’s deferred Equity Compensation (including any gains or losses thereon) shall vest separately with respect to each equity or equity-based award deferred by the Participant, at the same rate, and subject to the same conditions, pursuant to which the award would have vested according to the terms of such award as approved by the Board.

Article 6.Payment of the Account
1.1Distributions Pursuant to Deferral Elections
(a)Timing of Distribution
Any Compensation deferred under this Plan shall be distributed pursuant to the applicable deferral election form within thirty (30) days following the earliest occurrence of one of the following distribution events (each, a “Payment Event”):
(i)the Participant’s “separation from service” (within the meaning of Section 409A of the Code);
(ii)a fixed date specified by the Participant at the time the Participant makes a deferral election, (which date may not be prior to the first (1st) anniversary, or later than the tenth (10th) anniversary, of the original payment date of the Compensation, unless the Company determines otherwise in accordance with Section 409A);
(iii)the Participant’s Disability;
(iv)the Participant’s death;
(v)an unforeseeable emergency (pursuant to Section 6.2 below); or
(vi)a Change in Control (pursuant to Article 9).
(b)Cash Compensation Distributions
When a Payment Event in respect of a Participant occurs, the deferred stock units attributable to deferred Cash Compensation in the Participant’s Account shall be paid in a single lump-sum cash distribution pursuant to this Article 6.
The value of the Cash Compensation distribution shall be calculated by determining the Fair Market Value of the Company common stock on the day of the Payment Event and multiplying that amount by the number of applicable deferred stock units.
Each Cash Compensation distribution shall include a cash lump-sum payment (calculated in the same manner as set forth in the paragraph above) in settlement of all dividends or dividend equivalents granted in connection with the underlying deferred stock units credited to a Participant’s Account during the deferral period.
(c)Equity Compensation Distributions
When a Payment Event in respect of a Participant occurs, each deferred stock unit attributable to deferred Equity Compensation in the Participant’s Account that is fully vested pursuant to the Equity Plan and applicable award agreement shall be paid in shares of Company common stock, cash, or some combination thereof, according to the terms of the applicable award agreement and pursuant to this Article 6.
Each deferred Equity Compensation distribution shall include a cash lump-sum payment in settlement of all dividends or dividend equivalents granted in connection with the underlying deferred stock units credited to a Participant’s Account during the deferral period.
1.2Unforeseeable Emergency
The Plan Administrator may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A, make a partial or total distribution of the Compensation deferred by a Participant upon the Participant’s request and a demonstration by the Participant of an “unforeseeable emergency” (as defined in Section 409A).
1.3Discharge of Obligation
When a payment is due, it shall be made to a Participant or beneficiary at the address the Participant or beneficiary has designated. If no address has been designated, payment shall be at the Participant’s or beneficiary’s last known address in the Company’s records. Such payment of any amount that is due under the Plan shall constitute a complete discharge of the obligation to pay such amount.
Article 7.Beneficiary
The Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive amounts in the Account that otherwise would have been paid to the Participant. All designations shall be in writing and signed by the Participant. The designation shall be effective only if and when delivered to the Plan Administrator during the Participant’s lifetime. The Participant may also change the Participant’s beneficiary or beneficiaries by a signed, written instrument delivered to the Plan Administrator. The payment of the Account shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered to the Plan Administrator. If all of the designated beneficiaries predecease the Participant or no beneficiary has been designated, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate.
Article 8.Administration
1.1Administration
The Plan Administrator shall have all powers necessary or appropriate to administer the Plan, and it may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business. The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan. The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan. The Plan Administrator may delegate, on such terms and conditions as it determines in its discretion and consistent with this Section 8.1, the authority to determine eligibility and administer the Plan, including all necessary and appropriate decisions and determinations with respect thereto. All actions of the Plan Administrator shall be final,
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conclusive and binding upon all persons to the fullest extent permitted under applicable law. The Plan Administrator may rely upon any information furnished by the Company, its public accountants and other advisors in its administration of the Plan. No individual serving as the Plan Administrator will have personal liability by reason of any good faith actions or omissions undertaken in furtherance of the Plan Administrator’s administration of the Plan.
1.2Term of the Plan
The Plan shall continue in effect until terminated or replaced by the Board or Plan Administrator.
1.3Section 409A of the Code
This Plan is intended to comply with Section 409A and shall be interpreted accordingly. If any provision of the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest, or penalties under Section 409A, the Plan Administrator may, in its sole reasonable discretion and without the Participant’s consent, modify such provision to (a) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest, and penalties under Section 409A, and (b) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 8.3 does not create an obligation on the part of the Company to modify the Plan and does not guarantee that any deferred Compensation will not be subject to interest and penalties under Section 409A.
Notwithstanding anything to the contrary in this Plan, to the extent that the Participant is a “specified employee” (as defined under Section 409A of the Code) as determined by the Plan Administrator in accordance with the procedures it adopts from time to time, no payment or distribution of any amounts with respect to deferred Compensation that is required to be delayed due to the Participant’s status as a “specified employee” may be made before the first business day following the six-month anniversary from the Participant’s separation from service (within the meaning of Section 409A of the Code) or, if earlier, the date of the Participant’s death.
1.4Claims Procedure
As required by ERISA, if any initial claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of the denial. This notice shall be in writing, within a reasonable period of time after receipt of the initial claim by the Plan Administrator (not to exceed ninety (90) days after receipt of the initial claim, except that if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant, and an additional ninety (90) days will be considered reasonable).
This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:
(1)the specific reasons for the denial;
(2)specific reference to the Plan provisions on which the denial is based;
(3)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;
(4)an explanation that a full and fair review by the Plan Administrator of the decision denying the claim may be requested by the claimant or the claimant’s authorized representative by filing with the Plan Administrator, within sixty (60) days after the notice has been received, a written request for the review; and if such request is so filed, an explanation that the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments in writing within the same sixty (60) day period specified in this subsection. Upon request (and free of charge), the claimant shall be provided reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits and shall also be informed of the right to bring suit under section 502(a) of ERISA.
If a claim is denied, a claimant may request the Plan Administrator’s review of the decision, subject to the timing requirements described above. The decision of the Plan Administrator upon review shall be made promptly, and not later than sixty (60) days after the Plan Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing. In such a case, the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing; shall include specific reasons for the denial; shall include specific references to the pertinent Plan provisions on which the denial is based; shall be written in a manner calculated to be understood by the claimant; shall provide that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim; and shall include a statement of the claimant’s right to bring an action under section 502(a) of ERISA. All decisions on review shall be final and bind all parties concerned.
To the extent the Plan Administrator’s determination of Disability is required to decide a claim, the adjudication of such claim shall incorporate the requirements of the Department of Labor’s final rule on claims procedures for plans providing disability benefits as described in 29 Fed. Reg. 92,316 (December 19, 2016).
1.5Unfunded Status of the Plan
The Plan is and shall remain unfunded for purposes of the Code and ERISA. Nothing contained in this Plan, and no action taken pursuant to any provision of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, Participants, beneficiaries or any other persons. Furthermore, no Participant or beneficiary shall have any interest in any specific asset of the Company by operation of this Plan.
1.6No Right to Continued Service
Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of the Company or its affiliates or to interfere with the right of the Company to terminate such service relationship in accordance with applicable law.me.
1.7Expenses
All expenses incurred in the administration of the Plan shall be paid by the Company.
1.8Severability
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.

1.9Incompetency
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Plan Administrator receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, statutory committee, or other person legally vested with the care of the person or estate has been appointed; provided, however, that if the Plan Administrator shall find that any person to whom a benefit is payable under the Plan is unable to properly care for such person’s own affairs because of incompetency, or is a minor, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person or institution deemed by the Plan Administrator to have incurred expenses for the person otherwise entitled to payment.
In the event a guardian of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian provided that proper proof of appointment is furnished in a form and manner acceptable to the Plan Administrator. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefore under the Plan.
1.10No Individual Liability
It is the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, or officers of the Company, the Plan Administrator, or any person(s) serving as the Plan Administrator hereunder, by reason of any term or condition of the Plan. The Company, through insurance or otherwise, shall indemnify any Board member, Plan Administrator, corporate officer, or other individual against any personal liability for actions taken or omitted in good faith in the performance of duties on behalf of the Company under this Plan.
1.11Applicable Law
This Plan shall be governed by and construed in accordance with the laws of the State of South Carolina, to the extent not superseded by the laws of the United States.
1.12Voiding of Plan Provisions
If any provision under this Plan causes an amount deferred to become subject to income tax under the Code prior to the time such amount is paid to the Participant or causes imposition of interest and additional tax under Section 409A, such provision shall be deemed null and void with respect to such amount deferred, and the Plan Administrator shall take whatever steps as may be required to accomplish the objectives of the Plan without causing early taxation of such amount deferred and without the Company incurring additional cost or liability.
Article 9.Change in Control
If a Change in Control of the Company occurs, and the Board does not agree in writing to continue the Plan under substantially the same terms and conditions, the Plan will be terminated and the Participant’s entire Account shall be paid to the Participant in a single lump-sum as soon as administratively practicable, but not later than twelve (12) months following the termination of the Plan in connection with such Change in Control of the Company. For purposes of this Article 9, the value of the deferred Equity Compensation in the Account shall be calculated based on the Fair Market Value of the Company’s common stock on the day prior to the Change in Control transaction closing date. Notwithstanding the above, if the Company maintains other substantially similar arrangements, this Plan may not be terminated (and Participants shall not receive a distribution under this Section) unless all other substantially similar arrangements are simultaneously terminated and amounts deferred under those arrangements distributed as required by Section 409A.
Article 10.Amendment and Termination
The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason, by action of the Board. However, no amendment or termination shall adversely affect amounts payable hereunder or cause amounts deferred under this Plan to become subject to assessment of penalties or interest under Section 409A. Nothing in this Section serves to restrict or impair the Plan Administrator’s ability at any time to exercise its discretionary authority in the administration of the Plan. Notwithstanding the above, the Plan may only be terminated by action of the Board if all other similar arrangements subject to Section 409A that are sponsored by the Company are terminated and settled in a manner consistent with this Article 10.

In witness whereof, 3D Systems Corporation has caused this instrument to be executed by its duly authorized officer this 14th day of December, 2022.
3D Systems Corporation

Attest:

By    /s/Andrew M. Johnson

Its EVP, Chief Legal Officer and Secretary

By    /s/Rebekah Toton

Its VP, Assistant General Counsel                (Corporate Seal)